Spyglass Capital Management LLC

Spyglass Capital Management LLC

CODE OF ETHICS
January 2025

This Code of Ethics (the “Code”) is the sole property of Spyglass Capital Management LLC (“Spyglass” or the “Firm”) and must be returned to the Firm upon termination of a supervised person’s association with the Firm. This Code describes the Firm’s policies and procedures covering a wide range of activities applicable to Supervised Persons (as defined herein), and has been adopted, in conjunction with the Firm’s Compliance Manual (the “Manual”), to satisfy the obligations of an investment adviser registered with the SEC in connection with Rule 206(4)-7 under the Advisers Act. The contents of the Code of Ethics are strictly confidential. Supervised persons may not duplicate, copy or reproduce the Code of Ethics in whole or in part or make it available in any form to non-supervised persons without prior approval in writing from the Firm’s Chief Compliance Officer.

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Spyglass Capital Management LLC

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Introduction
    This Code of Ethics (the “Code”) applies to Supervised Persons 1 of Spyglass Capital Management LLC (“Spyglass” or the “Firm”). The Code also includes references to the requirements of the Investment Company Act of 1940, as amended (the “Investment Company Act”) as it serves as an adviser to a mutual fund that is a series of Manager Directed Portfolios (“MDP”), an investment company registered under the Investment Company Act.
The Code is intended to prevent violations by the Firm, Supervised Persons (defined below) of the securities laws and other applicable laws and regulations, and requires that Supervised Persons put the interests of the Clients (defined below) before their own personal interests at all times. The Code sets forth policies and procedures covering areas such as: conflicts of interests; participating in outside business activities; giving and receiving gifts and participating in entertainment activities funded by firms that do business with the Firm; political contributions; certain personal relationships; preventing and detecting insider trading; and personal investment and trading of Supervised Persons and Covered Persons (defined below). This Code is intended to govern the activities and conduct of Supervised Persons on behalf of the Firm, as well as certain personal activities of Supervised Persons. The Code does not attempt to serve as a comprehensive guide regarding the conduct of Supervised Persons, but rather is intended to establish general rules of conduct and procedures applicable to all Supervised Persons.
Compliance by Supervised Persons with the Federal Securities Laws; the terms and provisions of the Compliance Manual, including, without limitation, the Code; and any other applicable laws, rules, and regulations is a condition of employment and continued employment with the Firm.2 Supervised Persons who have supervisory responsibility should ensure that the employees they supervise are familiar with and comply with Federal Securities Laws, the Manual, and all applicable laws, rules, and regulations.
The designated Chief Compliance Officer (defined below) is responsible for administering and implementing this Code. All Supervised Persons are required to be thoroughly familiar with the Firm’s standards and procedures as described in this Code. Any questions regarding this Code, or other compliance issues, must be directed to the CCO. The CCO may assign to a designee any duties or responsibilities set forth in this Code. References to the CCO throughout this Code should be understood to encompass the CCO or a designee. In addition, pursuant to Rule 17j-1(d)(3) of the Investment Company Act, the Chief Investment Officer is responsible for addressing the reporting requirements of the CCO.
1 Capitalized terms not defined in the Introduction of the Code are defined in the text of this Code, or in the relevant section of the Firm’s Compliance Manual, or have the meaning given such terms under applicable law.
2 The Firm may determine that a consultant or intern engaged by the Firm should be subject to the Code because of the nature and / or scope of the consultant’s/intern’s access to information about the Firm’s business. Accordingly, the Firm may require that the entry into or maintenance of a consulting arrangement be conditioned on the consultant complying with one or more requirements of the Code.

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The following defined terms are used throughout the Code:
“Access Person,” as defined in the Advisers Act means any Supervised Person of the Firm who: (i) has access to non-public information regarding Clients’ investments, including the purchase or sale of Securities; (ii) has access to non-public information regarding the portfolio holdings of any Client; (iii) is involved in making investment and Securities recommendations to the Clients; (iv) has access to such recommendations that are non-public; or (v) is a director, officer or partner of the Firm. All voting and non-voting members of the Firm’s investment committee are deemed Access Persons.
“Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Beneficial Ownership” as used in this Code incorporates the definition of beneficial owner contained in Rule 16(a)-1(a)(2) under the Securities Exchange Act. This generally means that a person is a beneficial owner if he or she has a direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise. A Supervised Person is presumed to be a Beneficial Owner of Securities that are held by his or her Covered Persons.
“Chief Compliance Officer” or “CCO” means John Zhang or such other person as may be designated from time to time.
“CIO” or “Chief Investment Officer” means James A. Robillard.
“Client” means any entity to which the Firm provides investment advisory or management services, including the Spyglass Growth Fund (’40 Act Fund), Spyglass US Growth Fund (UCITS fund) and separately managed accounts (SMAs).
“Compliance Consultant” means Kroll, LLC.
“Compliance Platform” means the Firm’s electronic compliance monitoring platform used by the Firm to comply with a number of provisions in the Compliance Manual and Code of Ethics. The Firm’s current compliance platform is ComplianceAlpha
“Covered Person” means any immediate family member of the Supervised Person’s household, including domestic partners and any person to whom the Supervised Person provides material financial support to or who are claimed as dependents. For the avoidance of doubt, fiancé(e)s who are living with a Supervised Person are considered Covered Persons, but roommates or live-in girlfriends or boyfriends are not considered Covered Persons.
“Discretionary or Third-Party Managed Account” means an account for which the Covered Person/Access Person has designated investment discretion entirely to a third party. In such account, the Covered Person/Access Person cannot: (i) suggest purchases or sales of investments in the account to a trustee or a third-party manager; (ii) direct purchases or sales of investments in the account; or (iii) consult with a trustee or a third-party manager as to the particular allocation of investments in the account (this excludes discussions regarding overall asset allocation).

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“Firm” means Spyglass Capital Management LLC and each affiliated entity under common control, which are engaged in the business of providing investment advisory or management services.
“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.
“Interest List” a list of potential investments Spyglass is considering for investment on behalf of its Clients.
“Non-Reportable Securities” excludes exchange traded-funds (“ETFs”) and closed-end mutual funds (ETFs and closed-end mutual funds are deemed Securities under this Code) but includes: (i) direct obligations of the U.S. federal government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than, Clients advised or underwritten by the Firm or an affiliate; or, (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate. Please note, any direct investment in a single-facet cryptocurrency is generally considered a “commodity” and thus falls outside the definition of a “security” under U.S. federal securities laws.
“Personal Trading Account” means a personal investment or trading account of a Supervised Person or Covered Person. Specifically, Personal Trading Account includes: (i) trusts for which a Supervised Person or Covered Person acts as trustee, executor, custodian or discretionary manager; (ii) accounts for the benefit of the Supervised Person’s spouse or minor child; (iii) accounts for the benefit of a relative residing with the Supervised Person; and (iv) accounts for the benefit of any person to whom the Supervised Person provides material financial support.
A Personal Trading Account may also include an investment or trading account over which a Supervised Person or Covered Person has, directly or indirectly, influence or exercises control or provides investment advice or a proprietary investment or trading account maintained for the Firm or its Supervised Persons.
“Political Contribution” means a contribution to any candidate or official for federal, state or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of a Supervised Person through a family member or friend). This term includes contributions made to a Political Action Committee (as defined below).

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“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.
“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation.
“Private Placement” means an offering of Securities that is exempt from registration under the Securities Act, including Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D and will generally also includes initial coin offerings or joint fundraising ventures related to cryptocurrency products.
“SEC” means the U.S. Securities and Exchange Commission.
“Security” or “Securities” means any, or a combination of any, note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. For purposes of this Code, all “Securities” are deemed to be “Reportable Securities” as defined in SEC Rule 204A-1.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.
“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Firm or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm. All Supervised Persons of the Firm are also deemed Access Persons.

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I.General
A.Statement of General Principles
This Code describes the Firm’s policies and procedures covering a wide range of activities applicable to Supervised Persons, and has been adopted, in conjunction with the Firm’s Compliance Manual (the “Manual”), to satisfy the obligations of an investment adviser registered with the SEC in connection with Rule 206(4)-7 under the Advisers Act. As an investment adviser, the Firm has a fiduciary duty to place Clients interests before the interests of the Firm and its Supervised Persons.
It is critical that Supervised Persons avoid any situation that might present, or appear to present, any actual or potential conflict of interest with the interests of the Clients, or compromise or appear to compromise, Supervised Persons’ ability to exercise fully their independent best judgment for the benefit of the Clients.
Section 17(j) of the 1940 Act and Rule 17j-1 prohibit fraudulent, manipulative and deceptive practices in connection with the purchase or sale by certain parties related to a registered investment company of securities held or to be acquired by the fund. Rule 17j-1 defines a “security held or to be acquired” as any covered security that is or has been held by the fund within the past 15 days, has been considered for purchase by the fund, and any option to purchase or sell, and any security convertible into or exchangeable for such a security. Rule 17j-1 requires an investment company and its adviser and affiliated underwriters thereof to adopt a written code of ethics and procedures designed to prevent fraudulent or deceptive practices in connection with fund insiders’ purchase or sale of securities held or to be acquired by the fund. The Fund has adopted a Code of Ethics relating to “personal securities transactions” (the “Code of Ethics”) to comply with Rule 17j-1. These are reviewed and renewed by the Board annually.
Each Supervised Person must fill out an initial holdings report upon hiring as well as quarterly transaction reports. All reports must be reviewed by the CCO to ensure they are consistent with the policies stated in the Code of Ethics. Each Supervised Person must also be given a copy of the Code of Ethics at least annually and must sign and date the acknowledgement page. All records must be kept in each employee file.
At least annually, the CCO shall assess the efficacy of the Code of Ethics, and recommend such changes as he or she deems necessary. The Adviser shall report on a quarterly and annual basis regarding the administration of its code of ethics and shall, where applicable, disclose promptly any violation of any material element of its code of ethics. The CCO must also make sure all Supervised Persons are given the proper reports to sign within a timely manner and keep records in an organized manner.
B.Initial Receipt and Review of the Code of Ethics
Each Supervised Person upon hire is required to certify and acknowledge through ComplianceAlpha, by completing the “New Hire Compliance Manual and Code of Ethics

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Acknowledgement Certification,” his or her receipt of this Code no later than ten (10) days of his or her becoming a Supervised Person.
C.Annual Review of the Compliance Manual and Code of Ethics
Supervised Persons are required to certify through ComplianceAlpha at least annually, no later than the date specified by the CCO, via the “Compliance Manual and Code of Ethics Acknowledgement Certification,” that they have read and understand, abided by and will continue to abide by the Manual and the Code. Supervised Persons will also be required to complete annual certification forms which will affirm that the Supervised Persons have complied with the policies and procedures contained in the Manual, and all of the requirements of the Code, during the prior year, including that the Supervised Person has disclosed, reported, or caused to be reported all Securities holdings and Securities transactions as required by the Code during the prior year.
D.Exceptions
Any exceptions from the policies and procedures set forth in this Code may be granted only by the CCO, after consultation with the CIO, in writing. A Supervised Person should contact the CCO if he or she believes a particular situation warrants an exception.
E.Reporting Violations of the Code of Ethics
Spyglass regards any violation of the Code as a breach of firm rules. Accordingly, any Supervised Person who violates any element of the Code may be subject to remedial and / or disciplinary action, which may include, but is not limited to, any one or more of the following: (1) a warning; (2) disgorgement of profits; (3) imposition of a fine (which may be substantial); (4) demotion (which may be substantial); (5) withholding of salary and / or bonus; (6) suspension of employment (with or without pay); (7) termination of employment; or (8) referral to governmental authorities for possible civil action or criminal prosecution. All Supervised Persons are advised to promptly report all violations or suspected violations of the Code to the CCO. Any violations reported to, or independently discovered by, the CCO shall be promptly reviewed, investigated and documented by the CCO and reported to the Firm’s CIO. The CCO will determine, in consultation with the CIO of the Firm and the Compliance Consultant, what disciplinary and remedial action is warranted, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to the Clients and their investors and whether the Supervised Person has previously engaged in any improper conduct. In the event that the suspected improper activity involves the CCO, the Supervised Person should promptly report such activity to the CIO.
All reported Code violations will be treated as being made on an anonymous basis. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, Section 21F of the Securities Exchange Act. For more information, please refer to the “Whistleblower Policy” in the Manual.

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II.Prevention and Detection of Insider Trading
The Firm forbids any of its Supervised Persons as well as the Covered Persons from trading in the Securities of an issuer for which a Supervised Person, Covered Person or the Firm may possess material non-public information (“MNPI”). Such trading by a Supervised Person or Covered Person is forbidden for both the Personal Trading Accounts, the Clients managed by the Firm and any other account over which a Supervised Person or Covered Person may have influence or control regardless of whether the Supervised Person or Covered Person has a pecuniary interest in the accounts. In addition, a Supervised Person or Covered Person may not facilitate the trading of Securities based on MNPI or violate his or her duty of confidentiality with respect to such information by intentionally communicating such MNPI to others; unless, they have a need to know such information as described in more details below. The Policies and Procedures apply to every Supervised Person and extend to activities within and outside their duties at the Firm, including any transaction in Securities participated in by Covered Persons.
The act of trading, or facilitating trading, based on MNPI is commonly known as “insider trading.” The term “insider trading” is not defined in the federal securities laws, but is generally used to refer to the use of MNPI obtained directly or indirectly from an officer, director or employee of a public company and used improperly (for example, in violation of a duty of confidentiality) to trade in the company’s Securities (whether or not one is an “insider”) or the communication of MNPI to others. The persons covered by these restrictions include not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of MNPI about a public company from individuals such as financial and investment advisers, attorneys, accountants, consultants or bank lending officers. In addition, the prohibition extends to MNPI derived from a governmental official’s position or gained from the performance of the official’s responsibilities (including Congressman and Congresswomen and their staffs). “Insider trading” also refers to the improper use of non-public information about a tender offer obtained directly or indirectly from a prospective bidder. These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade Securities (so-called “tipping”). Similarly, the “tippee” is liable if he or she knew, or should have known, that the information from the “tipper” was derived from a confidential source. These prohibitions apply to all Covered Persons and extend to activities within and outside their duties at the Firm. If a Supervised Person learns of information that he or she believes may be considered inside information, he or she must contact the CCO immediately before taking any action.
It is generally understood that the law prohibits:
i.    Trading by an insider, while in possession of MNPI;
ii.    Trading by a non-insider, while in possession of MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty (including a duty of a lawyer, banker, accountant, or other confidential adviser to the issuer) to keep it confidential or was misappropriated; or

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iii.    An insider or a non-insider described in clause (ii) above from communicating MNPI to others.
Trading Securities while in possession of MNPI or improperly communicating that information to others may expose the Supervised Person, Covered Person and the Firm to severe penalties. Criminal sanctions may include a fine and imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring a Supervised Person from the securities industry. A Supervised Person or Covered Person may be sued by investors seeking to recover damages for insider trading violations. The Firm may face regulatory or civil liability based on the Supervised Person’s or Covered Person’s actions. Finally, the Firm may impose sanctions on the Supervised Person, up to and including termination.
Supervised Persons should also note that intentionally creating, spreading or using false rumors to affect the price of any Security would violate the anti-fraud provisions of federal securities laws. Such conduct is contradictory to the Firm’s Code as well as the Firm’s expectations regarding appropriate behavior of its Supervised Persons. The circulation of such rumors or sensational information that might reasonably be expected to affect market conditions for one or more Securities, a sector or market, or unjustly affect any person or entity, is strictly prohibited.
The rules contained in these procedures apply to all Personal Trading Accounts and any other accounts over which a Supervised Person or Covered Person may have influence or control regardless of whether the Supervised Person or Covered Person has a pecuniary interest in the accounts. As referenced above, the rules also apply to Supervised Persons’ activities on behalf of the Firm and extend outside their duties to the Firm.
The law of insider trading is not always clear and is continuously developing. An individual may be legitimately uncertain about the application of the rules in a particular circumstance. Often a single question can forestall disciplinary action or complex legal problems. For these reasons, a Supervised Person must notify the CCO immediately if he or she has any reason to believe that a violation of these procedures has occurred or is about to occur, or if he or she has any questions regarding the applicability of these procedures.
A.Policy on Insider Trading
No Supervised Person may trade in any Security, either personally or on behalf of others (including the Clients), while in possession of MNPI about such Security, nor may any Supervised Person communicate MNPI to others to trade in violation of the law. All Supervised Persons should exercise care to adhere to this policy and to take reasonable steps to ensure that the Firm and other Supervised Persons and Covered Persons adhere to the Policy.

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1.Material Information
Information is material if there is a substantial likelihood that a reasonable investor would consider that information important in making his or her investment decisions (i.e., purchase, hold or sell or abstain from any investment action, including voting a Security). Generally, this includes the disclosure of any information that may have a substantial effect on the price of a company’s or an economically linked company’s Securities. Information may be material even if it relates to speculative or contingent events. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If disclosure of the information would affect the market price of a Security, positively or negatively, the information would be considered material. For this reason, a Supervised Person should direct any questions about whether information is material to the CCO who may consult with outside counsel and/or the Compliance Consultant.
Material information may also relate to the market for a company’s or an economically linked company’s Securities. Information about a significant order to purchase or sell Securities may, in some cases, be material. Pre-publication information regarding reports to be published in the financial press also may be material. Similarly, advance notice of an investment bank’s intent to upgrade, downgrade or make other commentary regarding an issuer would be considered material in addition to “non-public” as discussed below.
Additionally, political intelligence, such as information learned from current or former government officials or government employees (whether domestic or foreign) could be deemed material. For example, this could cover, but not be limited to, confidential information about the results of non-public government hearings or regulatory decisions could be deemed material. Other scenarios related to political intelligence may also be deemed material information (and also non-public). For example, (i) non-public information provided by a congressperson or congressional staffer obtained from an executive branch department or agency (e.g., Treasury, FRB, FDA, FTC, etc.) regarding a matter under consideration by such department or agency; (ii) information provided by a congressperson learned during the course of committee meetings that has not become public; or non-public information provided by a foreign government official or a representative of the office of a foreign government official.
Sources of material information can include examples not mentioned herein. Should you have questions or if you are unclear whether information is material, always consult the CCO as soon as possible. The CCO may consult with outside counsel and/or the Compliance Consultant as needed.
2.Non-Public Information
Information is “non-public” until it has been disseminated broadly to investors in the marketplace. Information is public after it has become available to the general public through a public filing with the SEC, some other government agency, a news reporting service, or publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely. For example, if the chief financial officer of a public company reports earnings data to a select group of

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analysts before reporting it publicly, that information would be considered “non-public” until officially released by the company.
B.Procedures for Identifying and Reporting MNPI

1.Identifying MNPI and Understanding “Need to Know” Disclosure
Before a Supervised Person executes any trade for a Personal Trading Account or for a Client or any other accounts over which a Supervised Person may have influence regardless of whether the Supervised Person has a pecuniary interest in the accounts, he or she must determine whether they are aware of MNPI with respect to such trade. If the Supervised Person thinks that he or she might be aware of MNPI with respect to such trade, he or she should take the following steps:
i.Report the information and proposed trade immediately to the CCO.
ii.Do not purchase or sell the Securities on behalf of the Clients, Covered Persons, or others.
iii.Do not communicate the information inside or outside the Firm, other than to the CCO. Unless, the other person(s) have the need to know such information; for example, an outside counsel, accountant or Compliance Consultant.
All confidential information must be handled with the utmost care and should be disclosed only to other employees of the Firm and third-parties (such as the Firm’s outside counsel or accountants) who have a valid business, legal or regulatory reason for receiving the information, i.e., persons who have a “need to know” the information in order to serve the Firm or its Clients, and who can be expected to maintain the information in confidence. Moreover, you may not disclose confidential information to any person under any circumstances in which it appears likely that such person will misuse or disseminate the information.
After the CCO has reviewed the issue, the CCO will determine whether the information is material and non-public and what action, if any, the Firm should take. A Supervised Person should consult with the CCO before taking any action or engaging in any transaction that involves non-public information.
2.Proper Use of Confidential Information
You may use confidential information only in a manner that is consistent with the purposes for which it was created or obtained by the Firm and in accordance with the terms of any applicable confidentiality obligation. Any other use of confidential information, except as authorized by the CCO, is a violation of these Policies and Procedures and may also be a violation of applicable laws or regulations.
3.Receipt of Material Nonpublic Information
Unless you have previously been authorized by the CCO to receive MNPI, you must notify the CCO before you request or accept MNPI about a Security or issuer. As referenced in Restricted List

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Section below, the CCO, in consultation with the CIO or outside counsel and/or Compliance Consultant, will determine whether to place any issuers on the Restricted List before authorizing you or any other Firm personnel to receive such information. If a third-party suggests that he/she is about to disclose to you MNPI, stop the conversation immediately and contact the CCO.
4.Trading While in Possession of Material Nonpublic Information
Covered Persons are prohibited from buying or selling, or causing or recommending the purchase or sale of, a Security or related instrument for any account, including any Personal Trading Account or Client account, while you or anyone else at the Firm is in possession of MNPI relating to that Security or its issuer.
C.Contacts with Value Added Investors
Although the term “value added investor” is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the Firm (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their investment. Examples of such investors could include, without limitation, executive-level officers or directors of a company, or personnel that are affiliated with other investment advisers and/or private funds.
Due to the nature of their position, such value added investors may possess inside information. Therefore, Supervised Persons should always remain alert to the possibility that they could inadvertently come into possession of inside information when communicating with such value added investors.
The CCO will maintain a list of value-added investors and review it periodically to assess the potential risk of receiving MNPI.
D.Prohibition on Abusive Market Activities (Spreading False Rumors and Other Manipulative Conduct)
State and federal securities laws prohibiting insider trading also prohibit conduct that is intended to manipulate Securities prices or otherwise affect market conditions by injecting false or inaccurate information into the marketplace.
If you have any questions about whether particular conduct is manipulative, you should contact the CCO who may consult with outside counsel and/or the Compliance Consultant.
E.Market Rumors
Section 9 of the Securities Exchange Act, among other federal rules and regulations, strictly prohibits intentionally disseminating false or misleading information about the markets, other market participants, counterparties, companies, or government policy decision-making.
If rumors are passed on for confirmation purposes (both inside and outside the Firm), the person seeking to confirm such rumor should ensure that: (i) the origin of the information is sourced (where possible); (ii) the information is clearly stated to be a rumor; (iii) no additional credence or

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embellishment is given to the rumor; and (iv) the information is clearly stated to be unsubstantiated/not verified.
If you have received information presented as a rumor but you believe there is a substantial likelihood for such information to be factual, and you believe the information may be material non-public information (e.g., about a company, a market, a pending government policy making decision, etc.), please contact the CCO immediately.  Do not discuss the information with any other Firm personnel or non-Firm personnel.
F.Expert Networks
The Firm may, from time to time, engage third-party research consultants through a platform or service that provides the Firm access to such individual consultants (an “Expert Network”) to supplement the Firm’s other investment research resources. Expert Networks shall typically be used to obtain general information about an industry sector, type of business or other topic not specific to a particular company or issuer.
1.Pre-Clearance
CCO approval is required prior to engaging any new Expert Network, which shall be permitted upon satisfaction of the due diligence procedure. Prior to engaging a new Expert Network, the Firm shall conduct due diligence on the Expert Network firm. Due diligence shall be risk-based and may depend on the nature and structure of the Expert Network, but will typically include a review of the Expert Network’s policies and procedures around the flow of MNPI and confidential information, as well as an evaluation of the firm’s reputation and legal history.
2.Confidential Information
Supervised Persons should seek to avoid the receipt of MNPI or confidential information regarding any particular company or issuer with respect to which the Firm has not signed a non-disclosure agreement. If MNPI or confidential information regarding a company or issuer is received from a consultant, Supervised Persons are required to promptly notify the CCO who will determine whether to add the company to the Firm’s Restricted List.
3.Documentation
The Firm shall retain documentation related to the due diligence of any Expert Network as described above, including any policies, procedures, attestations or other materials obtained. In addition, the Supervised Persons that utilize an Expert Network shall maintain a log of each consultation, including the name of the consultant, the date of the call or meeting, the Firm participants and a list of the topics discussed.
4.Monitoring
The CCO and/or the Compliance Consultant will periodically chaperone calls with Expert Networks. Supervised Persons shall maintain any notes taken during any call with any Expert Network

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and must give the CCO copies of all reports from Expert Networks that the CCO requests. The CCO and/or the Compliance Consultant will periodically review notes and document such review.
G.Idea Meetings with Industry Professionals
From time to time, a Supervised Person may be invited to participate in an “idea dinner” or similar meeting in which employees of investment advisers and others in the industry meet to discuss their thoughts on various investment opportunities. Prior to attending such a meeting, Supervised Persons must notify the CCO, who will keep a log of employee attendance. If the Supervised Person believes he or she may have received MNPI at an idea dinner or similar meeting, the Supervised Person must immediately notify the CCO.
H.Restricting Access to MNPI
Supervised Persons in possession of MNPI about a public company may not communicate such information inside or outside of the Firm and should disclose such information only to other employees of the Firm and third-parties (such as the Firm’s outside counsel or accountants) who have a “need to know” the information in order to serve the Firm or its Clients, and who can be expected to maintain the information in confidence. In addition, care should be taken that all MNPI is maintained in confidence. You should keep in mind that as a fiduciary, the Firm owes its Clients a duty of honesty and good faith, and must act solely in the best interests of the Clients. In that regard, you should take care to protect the confidentiality of the Firm's nonpublic Securities recommendations and nonpublic information about the Client holdings and transactions. Information about Client orders, portfolios, investment intentions, and recommendations are to be treated as confidential and should not be disclosed except as necessary to serve the business purposes of the Client or with Client consent.
It is responsibility of each Supervised Person to take appropriate actions to safeguard confidential information. In general, Supervised Persons should avoid discussing the Firm or its Clients’ business affairs with, or in the presence of, persons who do not have a need to know the information. Supervised Persons should avoid discussions involving such matters in public places where the discussion may be overheard by unauthorized persons; for example, hallways, elevators, taxicabs, trains, subways or airplanes.
    Documents containing confidential information should not be left in an area where unauthorized persons may have access to them. They should be stored in locked file cabinets or other secure locations; they should not be left exposed overnight on desks, printers, fax machines, or in work rooms. Care should be taken when disposing of such materials.
At all times, Supervised Persons should use common sense, good judgment and caution and conform to other applicable policies of the Firm regarding information security, privacy, and record retention.
Supervised Persons may not make unauthorized electronic or physical copies of confidential information. Upon termination of your employment or affiliation with the Firm, each Supervised Person

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must return to the Firm all confidential information in their possession or under their control, including all copies thereof in any media.
The Firm has this policy and procedures to help avoid conflicts and appearances of impropriety and the unlawful use of MNPI, including confidential and proprietary information of the Firm.
III.Supervised Persons’ Conduct
A.Conflicts of Interest
As stated above, the interests of the Clients must be recognized, respected, and have precedence over those of the Firm and Supervised Persons at all times. In any decision relating to personal investments or other matters, Supervised Persons must avoid serving their own personal interests ahead of any Client’s interests. It is critical that Supervised Persons avoid any situation that might compromise, or appear to compromise, their exercise of fully independent judgement in the interests of Clients. All personal investment and other activities of Supervised Persons must comply fully with this Code, and to the extent practical, avoid any actual or potential conflicts of interest.
The Firm strives to identify and mitigate, to the extent practicable, all perceived, potential and actual conflicts of interest that may affect the Firm’s and its Supervised Persons’ provision of advisory services to the Clients. It is not possible for every conflict to be addressed in the Firm’s Code; however, Supervised Persons should be particularly sensitive to the existence of actual or potential conflicts of interest not addressed herein, and should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.
It is a violation of this Code for any Supervised Person, without the prior written consent of the CCO, to:
(i)Rebate or pay any part of the compensation received from the Firm as a Supervised Person to any person, firm, or corporation, directly or indirectly, that does business with or on behalf of the Firm for the purpose of inducing any firm or corporation to do business with the Firm or a Client;
(ii)Accept, directly or indirectly from any person, firm, corporation, or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity, consulting fee, or other consideration in connection with any transaction on behalf of the Firm or a Client;
(iii)Accept, directly or indirectly, from any person, firm, corporation, association or other entity that does business with or on behalf of the Firm, any gift, entertainment or other item of more than de minimis value provided, however, that Supervised Persons may accept gifts in accordance with the Firm’s policies related to gifts and entertainment as set forth in this Code;
(iv)Participate in entertainment with clients, brokers and other service providers, in particular in the finance or asset management sector, unless it is reasonable in cost and scope and is not so frequent or lavish as to raise any question of impropriety;

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(v)Own any Security or have, directly or indirectly, any financial interest in any other organization engaged in any Securities, financial or financial-related business, except for: (a) ownership, or other interests in the Firm; and (b) stock ownership, or other financial interest of a class of stock, or other classification of interests in accordance with the Firm’s policies related to personal trading as set forth in this Code; or
(vi)Influence, directly or indirectly, investment decisions on behalf of the Firm’s Clients, or the allocation of Client brokerage for the benefit (in any form) of any Covered Persons, relatives or friends of the Supervised Person.
To assist the Firm in identifying and managing conflicts and potential conflicts of interest to the Firm and the Clients, Supervised Persons must submit through ComplianceAlpha completed compliance certifications or other questionnaires described below including, among other things, information about their outside business activities; certain personal relationships; political contributions; and personal investments, including personal investments of the Covered Persons.
Failure to report information required by the Code in a timely, accurate and complete manner is a breach of the Code and can have the consequences outlined above.
B.ComplianceAlpha
ComplianceAlpha is the Firm’s electronic compliance monitoring platform and the Firm utilizes the system to comply with a number of the provisions in the Code and Compliance Manual. Each Supervised Person receives a personal username and password to access the ComplianceAlpha system. Supervised Persons are expected to use the system to submit the requisite reports and preclearance requests as prescribed by this Code. The CCO, with the assistance of the Compliance Consultant, is responsible for monitoring all reports disclosed and responding to all preclearance requests submitted through ComplianceAlpha. Additionally, ComplianceAlpha is used to distribute compliance documents and certification forms to Supervised Persons.
The CCO and the Compliance Consultant are available to answer questions Supervised Persons may have regarding ComplianceAlpha.
C.Outside Business Activities
Supervise Persons are expected to devote all or substantially all of their business time to performing their duties to Spyglass. Business activities other than employment at the Firm may present conflicts of interest. Accordingly, each Supervised Person must disclose upon hire, within 10 days of becoming a Supervise Person, all Outside Business Activities (described below) to the CCO. In addition to disclosing existing Outside Business Activities, Supervised Person must receive the written approval of the CCO before engaging in any new Outside Business Activity.
“Outside Business Activities” captured under this policy include, but not limited to, any activity that calls for a material time commitment or provides compensation in return for investment-related or other-business-related activity. The following Outside Business Activities are also captured: (i) serving

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as an officer, director, trustee or partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership; or (iii) serving as a consultant, teacher, lecturer, publisher of articles or radio or television guest. For example, making an investment in any private company or entity, or serving on any board of directors, creditors’ committee or investment committee, in each case whether for a for-profit organization or non-profit organization (family private foundations for which Firm personnel serve without compensation are excepted from this prohibition) and regardless of whether compensation is received for such activities. Supervised Persons should consult with the CCO if they are unsure if an activity is an Outside Business Activity. Compensation may be defined, without limitation, as cash or non-cash salaries, commissions, director’s fees and consulting, finders, advisory and other fees.
a.Reporting
As stated above, existing Outside Business Activities must be reported upon hire, within 10 days of becoming a Supervise Person. Both existing Outside Business Activities as well as pre-approvals for all new Outside Business Activities, must be submitted through ComplianceAlpha by completing a “Business Activity” request form.3
The CCO will approve or deny preclearance requests based on the nature of the activity, the time commitment, compensation and other factors that could raise any conflict of interests with the Firm and its Clients.
b.Board or Creditors’ Committee Positions
Each Supervised Person, within ten (10) business days of becoming a Supervised Person, must disclose to the CCO any position(s) he or she holds on a board of directors or a similar body, or on an investment or creditors’ committee. The CCO may require that the Supervised Person resign from a position(s) which the Supervised Person holds if the circumstances surrounding the position necessitate such action.
Unless prior approval is granted by the CCO, the Firm generally does not permit Supervised Persons to serve as an officer, partner or employee of another company or business or as a member of an external board or committee or trustees of any business organization, other than a civic or charitable organization.4 These types of positions present particular conflicts of interest and a determination of a Supervised Person’s eligibility to serve in such a position necessarily involves an assessment of whether such service would be consistent with the interests of the Firm or compromise the Supervised Person’s fiduciary duty to the Clients.
Under no circumstances may a Supervised Person represent or suggest that his or her association with any Outside Business Activity in any way reflects the approval by the Firm of that organization,
3The CCO must submit pre-approval requests on his own behalf to the CIO or his designee.
4Serving as an officer or on the board of directors for a Client’s underlying portfolio company will not be deemed as an Outside Business Activity.

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such organization’s Securities, its manner of doing business or any person connected with such organization or its activities.
D.Gifts and Entertainment
The following Gifts and Entertainment policy imposes limits on, and monitors the nature and quantity of, “business-related” gifts, gratuities and entertainment, as this is another area where conflicts of interest may arise. “Business-related” gifts, gratuities and entertainment are those that the Firm’s Supervised Persons give to, or receive from, a person or firm that: (i) conducts business with or provides services to the Firm; (ii) may do business or is being solicited to do business with the Firm; or (iii) is associated with an organization that conducts or seeks to conduct business with the Firm. In addition, Supervised Persons may not be compensated, directly or indirectly, except by the Firm or when otherwise approved by the Firm (including approval by the CCO or others, as provided elsewhere in this Code).
This policy is not intended to prevent Supervised Persons from giving or receiving gifts or entertainment, provided that such gifts and entertainment are not extravagant, costly, lavish or excessive. The policy is intended to ensure that the practice of giving and accepting gifts or entertainment is not abused and does not compromise the integrity, objectivity or fiduciary responsibilities of the Firm or its Supervised Persons, create an appearance of impropriety or raise potential conflicts of interest. For purposes of this policy, value is the higher of cost or fair market value. Gifts and entertainment given among Supervised Persons are not subject to the guidelines set forth below.
If there is any question as to the scope or application of this Policy, Supervised Persons should consult with the CCO.
1.Preapproval Process and Prohibitions
a.Gifts
A “gift” refers to any object or thing of value provided for the recipient’s personal use or enjoyment. If, for example, the giver of tickets for an event does not intend in advance to be present at such event, then the tickets will be deemed a gift. Each Supervised Person may offer or accept business-related gifts of up to $500 in value per individual gift to or from any third party with whom the Firm conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO. For individual gifts that exceed this threshold, Supervised Persons must submit through ComplianceAlpha a “Gift and Entertainment Request” form prior to offering such gift or a “Gift and Entertainment Disclosure” form upon receipt of such gift.5
b.Entertainment
“Entertainment” refers to meals, sporting events or other entertainment events where the giver intends to participate in or attends the event with the recipient (e.g., accompanies the recipient of
5 The CCO must submit any pre-approval request on his own behalf to the CIO or his designee.

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baseball tickets to the game). If the giver intends to participate in the event, then such an event will be deemed entertainment. Each Supervised Person may offer or accept business-related entertainment of up to $500 per person in value to or from any third party with whom the Firm conducts business, or could reasonably expect to conduct business, without the prior written approval of the CCO, provided that the Supervised Person and the business associate both attend and that such entertainment is not so frequent, costly, lavish or excessive as to raise questions of impropriety. For entertainment that exceeds this threshold, Supervised Persons must submit a preclearance request or disclosure form through ComplianceAlpha prior to offering or upon receipt of such entertainment.
Supervised Persons may attend seminars sponsored or paid for by any third party with whom the Firm conducts business, or could reasonably be expected to conduct business, provided that attendance at the seminar is not so costly or lavish as to raise conflict of interest issues. A conflict of interest exists when a Supervised Person’s loyalties or actions become divided between the Firm’s interests and those of another, including, but not limited to, a competitor, a service provider (e.g., a broker-dealer), or the Supervised Person’s self-interest. Conflicts of interest may include, but are not limited to, accepting personal gifts or entertainment, working for a competitor, an investment manager, an investor, or engaging in self- employment in competition.
Notwithstanding the restrictions listed above, gift baskets containing food and other similar items with a value of more than $500 may be accepted on behalf of the Firm if, upon acceptance, they are placed in a common area of any of the Firm’s office(s) and the contents are made available to all employees.
The term “gift” generally does not include any gifts, benefits, compensation or consideration given to or received from a personal acquaintance (who is not a Government Official) for reasons unrelated to a Supervised Person’s professional duties (such as housewarming, graduation or birthday gifts). Gifts and entertainment among Supervised Persons are not subject to the guidelines set forth above.
If there is any question as to whether such an event may raise conflict of interest issues, the CCO should be consulted.
c.Prohibited Conduct
No gift or entertainment should ever be accepted with the expectation of any quid pro quo from the Firm or any Supervised Person. Supervised Persons are prohibited from giving, and must tactfully refuse, any gift of cash, gift certificate or cash equivalents. Supervised Persons may not give or accept any gift or entertainment from any third party that is inappropriate under the circumstances, or inconsistent with applicable law or regulation; for example, the Pay to Play Rule or the Foreign Corrupt Practices Act (“FCPA”) described in more detail below and in the Manual.
To ensure compliance with the FCPA, Supervised Persons are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly

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insignificant, to any “government official” (as defined under the FCPA) for any business or Firm-related reasons. For more information, please refer to the “Foreign Corrupt Practices Act” section of the Manual.
E.Reportable Relationships
Supervised Persons must disclose to the CCO any family relationship(s) they have with a person who works at a bank, trust company, savings institution, investment advisor, broker-dealer, or other financial services firm; a family member who has a board of directors position (or similar position) with any publicly-traded company or a portfolio company of the Firm, a person or entity that may conduct or does conduct business with, or provides services to, the Firm or any Client; or is being solicited to do business with the Firm or any Client (each such relationship, a “Reportable Relationship”).
Situations involving above-referenced relationships may present a conflict of interest that would prevent the affected Supervised Person from, among other things, acting solely in the best interests of the Clients.
There is no prohibition on Supervised Persons having such a familial relationship. However, each Supervised Person must disclose each Reportable Relationship to the Firm, so that the Firm may evaluate any potential conflict(s) of interest arising from the relationship.
In its evaluation, the Firm will consider, for example, the significance of the financial interest, the degree of the familial relationship, and whether the Firm can determine the fairness of the price of the goods and/or services provided, among other factors.
Any Reportable Relationship that a Supervised Person has must be disclosed to the CCO on the “Initial Employee Questionnaire” through ComplianceAlpha within ten (10) business days of the person becoming a Supervised Person. The information must be current as of the date on which the person became a Supervised Person.
Supervised Persons have a duty to maintain the accuracy of their compliance questionnaires and other information submitted through ComplianceAlpha. In particular, any changes to a relationship already reported (including any termination of any such relationship) must be disclosed to the CCO through the completion and submission of a “Compliance Questionnaire Certification” in ComplianceAlpha, within ten (10) business days of the date of the change(s).
F.Political Contributions
    Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rule”) addresses practices commonly known as “pay to play,” where an investment adviser or its Supervised Persons directly or indirectly make contributions or other payments to certain U.S. public officials or candidates with the intent of soliciting investment advisory business. Violations of the Pay to Play Rule can have serious implications. Specifically, the Firm can be precluded from receiving fees from a U.S. state or local government entity for up to two years following the violative contribution.

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    The Political Contributions Policy is designed to ensure that Political Contributions (as defined below) by Supervised Persons do not violate the Pay to Play Rule in addition to state or local laws that could affect the Firm’s ability to accept compensation from certain government clients (primarily state pension funds).
1.Preclearance and Disclosure
Supervised Persons are required to disclose Political Contributions made by themselves and their Covered Persons within the past two (2) years at the time of hire and annually thereafter.
Supervised Persons and their Covered Persons must obtain prior written approval from the CCO before making any Political Contribution to or participating in any political Solicitation Activity on behalf of any political candidate, official, party or organization6. A Supervised Person may request approval from the Compliance Department by submitting through ComplianceAlpha a completed “Political Contribution” preclearance form.
2.Corporate Contributions
Supervised Persons may not use personal or corporate funds to make Political Contributions on behalf of or in the name of the Firm. All requests for Political Contributions to be made on behalf of or in the name of the Firm should be directed to the CCO.
3.Charitable Contributions Distinguished
Contributions to a charity are not considered Political Contributions unless made to, through, in the name of or to a fund controlled by a federal, state or local candidate or official. This Political Contributions policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO.
4.International Contributions
Political Contributions made by the Firm or Supervised Persons to politically connected individuals or entities, anywhere in the world, with the intention of influencing such individuals or entities for business purposes are strictly prohibited. For more information, please refer to sections of the Manual on the FCPA and UK Bribery Act of 2010.
5.Placement Agents
No Supervised Person may directly or indirectly use a third-party or an affiliate to solicit investment advisory services business without pre-approval from the CCO. Among other things, the CCO will ensure that the third-party or affiliate is a permissible placement agent under the Pay to Play Rule and Rule 206(4)-3, the Cash Solicitation Rule under the Advisers Act.
6 The CCO shall submit his pre-approval requests to the CIO or his designee

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G.Personal Trading Policies and Procedures
    Rule 204A-1 under the Advisers Act requires the Firm’s Code to impose certain restrictions on the personal securities transactions of Supervised Persons and Covered Persons. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.
    Pursuant to the Rule, the following Personal Trading Policy is designed to prevent potential legal, business or ethical conflicts and to minimize risks of unlawful trading in any Personal Trading Account and guard against the misuse of confidential information. All personal trading and other activities of Supervised Persons and Covered Persons must avoid any conflict or perceived conflict with the interests of the Firm, the Clients and the underlying investors.
1.Reporting
    Supervised Persons are required to periodically report personal Securities transactions and holdings through ComplianceAlpha. The Supervised Person shall establish an electronic feed with the brokerage firms that hold their Personal Trading Accounts to securely transmit all required Securities transactions and holdings information to ComplianceAlpha. If an electronic feed cannot be established, the Supervised Person must either manually enter their positions or upload brokerage statements to CopmlianceAlpha.
a.Initial Securities Holdings
Each new Supervised Person must report to the CCO all Personal Trading Accounts, Discretionary/Third-Party Managed Accounts and personal Securities holdings, including Private Placements and IPOs (other than Securities holdings held in the Discretionary/Third-Party Managed Accounts), no later than ten (10) days after the commencement of their employment. The Initial Holdings Certification must be current as of a date not more than 45 days prior to the date the person becomes a Supervised Person of the Firm. In the event that a Supervised Person’s Securities holdings are not available through ComplianceAlpha, he or she must manually enter their Securities holdings into ComplianceAlpha or upload duplicate brokerage account statements to ComplianceAlpha. Supervised Persons must provide the following information, at a minimum, for all Securities:
•The title and type of Security (and, as applicable, the exchange ticker symbol or CUSIP number), number of shares and principal amount of each Security;
•The name of the broker, dealer or bank, account name, number and location; and
•The date that the initial holdings report was submitted by the Supervised Person.
b.Annual Securities Holdings
At least once annually, by the date designated by the CCO, each Supervised Person must confirm that previously reported Personal Trading Accounts, Discretionary/Third-Party Managed Accounts and personal Securities holdings, including Private Placements and IPOs, continue to be true, accurate and

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complete. In the event that a Supervised Person’s annual holdings are not reflected in the “Annual Holdings Certification” through ComplianceAlpha, he or she must manually enter any Securities holdings that are not captured or upload relevant brokerage account statements evidencing annual Securities holdings. The annual Securities holdings or brokerage account statements must be current as of a date, no more than 45 days prior to the date the information is submitted.
c.Quarterly Transactions
On a quarterly basis, each Supervised Person must report through Quarterly Holdings Transactions Certification on ComplianceAlpha the following information for each transaction in a Security:
(i)the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each involved;
(ii)the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(iii) the price of the Security at which the transaction was effected;
(iv)the name of the broker, dealer or bank with or through which the transaction was effected; and
(v)the date that the report is submitted.
In the event that a Supervised Person cannot provide Securities transactions through ComplianceAlpha, he or she must manually enter any transactions or upload brokerage account statements for the relevant quarter and also complete the Quarterly Holdings Transactions Certification on ComplianceAlpha. Quarterly Securities transactions must be submitted no later than 30 days after the end of each calendar quarter.
2.Preclearance Procedures
Supervised Persons must obtain the CCO’s preclearance for all transactions in Securities, as well as any Private Placements and IPOs, by submitting a preclearance request through ComplianceAlpha7. Supervised Persons are prohibited from trading in any Security of an issuer for which they or the Firm possess MNPI or are otherwise prohibited from trading. Although ETFs, and closed-end funds are considered Securities and subject to ongoing reporting obligations, Spyglass does not require preclearance of ETFs and closed-end funds. For avoidance of doubt, Non-Reportable Securities (including mutual funds and open-end funds) also do not require preclearance.
    The CCO will promptly notify a Supervised Person of the Firm’s approval or denial of the requested transaction. If preclearance is granted, the Securities transaction must be executed within two
7 The CCO must submit preclearance requests on his own behalf to the CIO.

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(2) business days of approval. If the transaction is not executed or is only partially executed within the approved time frame, a new preclearance request must be submitted to the CCO prior to executing the transaction; unless approved by the CCO otherwise, for example via email.
When submitting an IPO or Private Placement preclearance request, the Supervised Person must provide the CCO with any relevant private placement memoranda, subscription agreements or other like documents pertaining to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Supervised Person must promptly inform the CCO of any changes in the investment. The factors to be taken into account in the approval of a Private Placement or IPO include, among other considerations, whether the Private Placement or IPO should be acquired for the Clients, whether the Private Placement or IPO is being offered to the Supervised Person because of his or her position with the Firm and whether disclosure to Clients is necessary. If a Supervised Person has acquired Securities in a Private Placement prior to becoming a Supervised Person of the Firm, these investments must be disclosed to the CCO at the time of hire, no later than ten (10) days of becoming a Supervised Person of the Firm.
3. Personal Trading Accounts
    Supervised Persons are required to report to the CCO using ComplianceAlpha, upon hire and at least annually thereafter, all Personal Trading Accounts. Additionally, upon opening or closing any Personal Trading Account, Supervised Persons are required to notify the CCO accordingly by email or otherwise through ComplianceAlpha, as well as coordinate, with the help of the CCO and/or the Compliance Consultant, how Securities holdings and transactions will be delivered to the Firm to be in compliance with the above-referenced reporting requirements and the Advisers Act.
4.Discretionary or Third-Party Managed Accounts
Supervised Persons must also report to the CCO through ComplianceAlpha, upon hire and at least annually thereafter, all Discretionary or Third-Party Managed Accounts, including of the Covered Persons. Discretionary or Third-Party Managed Accounts are typically accounts over which the Covered Person or Supervised Person does not retain direct or indirect influence or control. In other words, if the Covered Person or Supervised Person cannot (i) suggest purchases or sales of investments in the account to a third-party manager; (ii) direct transactions within the account; or (iii) consult with a third-party manager regarding allocation of investments in the account (this excludes discussions regarding overall asset allocation), such account may be deemed Discretionary or Third-Party Managed Account.
If Supervised Persons believe that they may have Discretionary or Third-Party Managed Account, they should contact the CCO. In order to substantiate the Covered Person’s/Supervised Person’s absence of discretion over Third-Party Managed Account, the Covered Person/Supervised Person, as well as their third-party discretionary manager, may be required to provide an account agreement or attestation to the CCO representing the nature of their managerial relationship.

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Discretionary or Third-Party Managed Accounts are exempt from the Firm’s preclearance requirements outlined above. However, at any point in time, upon request, the Supervised Person may be required to provide Securities transactions or holdings related to the Discretionary or Third-Party Managed Account.
Any changes to Discretionary or Third-Party Managed Account, must be promptly reported to the CCO.
5.Restricted List
The CCO may place certain Securities on a “Restricted List.” Absence the CCO’s pre-approval, Supervised Persons are prohibited from transacting in Securities of any issues on the Restricted List on behalf of a Client or in Personal Trading Accounts until such Security is removed from the Restricted List. The Restricted List is confidential and may not be disclosed to anyone outside the Firm, except to those who have a need to know such information (e.g., Supervised Persons, outside counsel(s), accountant(s)). Supervised Persons are responsible for ensuring that Covered Persons do not transact in Securities of any issuer on the Restricted List.
A Security may be placed on the Firm’s Restricted List for a variety of reasons including, but not limited to:
•The Firm is in possession of MNPI about an issuer/Security;
•A Supervised Person is in a position, such as a member of an issuer’s board of directors, that may be likely to cause the Firm or such person to receive MNPI;
•The Firm has executed a CA or similar agreement with an issuer that restricts trading in that issuer’s Securities;
•A Supervised Person trading in the Security may present the appearance of a conflict of interest or an actual conflict of interest;
•An investor relationship that involves a senior officer or director of an issuer (a “Value-Added Investor”) may present the appearance of a conflict of interest or an actual conflict of interest; and
•The CCO together with the CIO has otherwise determined it is necessary to do so.
The CCO is responsible for maintaining the Restricted List. The CCO shall review the Restricted List periodically to determine whether any issuer/Security should be removed from the Restricted List. Issuers/Securities will remain on the Restricted List until such time as the CCO deems their removal appropriate.
As discussed above, all Supervised Persons are required to notify the CCO if they believe that they may have come into possession of MNPI about an issuer or a particular Security. The CCO may add any issuer/Security to the Restricted List in his sole discretion.

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It is the responsibility of the Supervised Persons to inform the CCO when they believe an issuer should be added to or removed from the Restricted List. An issuer/Security may be placed on the Restricted List for a variety of reasons; and therefore, no inference should be drawn concerning an issuer or its Securities due to its inclusion on the Restricted List. An issuer will be removed from the Restricted List only if the information which led to the issuer’s being restricted has been made public through widespread dissemination of the information, or because the information becomes stale or immaterial with the passage of time (e.g., internal sales projections about periods that have since passed). The CCO may consult with outside counsel and the Compliance Consultant in making a determination as to whether an issuer/Security should be added to or removed from the Restricted List. Each time the CCO adds or removes an issuer/Security to/from the Restricted List, the CCO shall document the reason for restriction or removal from the Restricted List. Only the CCO may remove a company from the Restricted List.
The CCO will ensure that the Restricted List is sent to Supervised Persons via email or available in ComplianceAlpha. Supervised Persons are required to review and, as necessary, consult the Restricted List with the CCO to comply with this Policy.
6.Interest List
In addition to the Restricted List, which prohibits trading by Supervised Persons or on behalf of Clients, Spyglass maintains an Interest List for Securities in which Spyglass is considering investing on behalf of Clients. Supervised Persons are prohibited from trading Securities on the Interest List. Prior to requesting pre-approval of a Security transactions, Supervised Persons are required to review the Interest List to confirm such Security is not included on such list.
7.Review
    On at least a quarterly basis, or at any other time as may be prudent, the CCO or his designee shall review the personal trading activity of all Covered Persons and Supervised Persons8. The CCO will closely monitor investment activities of Covered Persons and Supervised Persons for compliance with securities laws, rules, regulations as well as the Firm’s policies and procedures and to prevent violations of the Advisers Act.
8.Remedial Actions
    The Firm takes the potential for conflicts of interest caused by personal trading very seriously. The Firm reserves the right to prevent purchases or sales of a Security by a Supervised Person for any reason it deems appropriate. In the event that the Firm’s personal trading policies are not complied with, the Firm reserves the right to impose various sanctions on Supervised Persons that violate the Code.
8 The personal trading activity of the CCO will be reviewed by the CIO and the Compliance Consultant.